EXHIBIT 3(ii)

Article Eight
Adjudication of Certain Disputes

Section A. Forum for Adjudication of Certain Disputes. Consistent with the Indiana Business Corporation Law (the “IBCL”), unless the corporation consents in writing to the selection of an alternative forum (an “Alternative Forum Consent”), the circuit or superior courts of the State of Indiana shall be the sole and exclusive forum for (a) any derivative action brought on behalf of, or in the name of the corporation; (b) any action asserting a claim for breach of a fiduciary duty owed by any director, officer, employee, or agent of the corporation to the corporation or any of the corporation’s constituents identified in Chapter 35 of the IBCL (IC 23-l-35-l(d)); (c) any action asserting a claim arising under any provision of the IBCL, the corporation’s Amended Articles of Incorporation and any amendment or amendments thereof, or these bylaws; or (d) any actions otherwise relating to the internal affairs of the corporation; provided, however, that, in the event that the circuit or superior courts of the State of Indiana lack subject matter jurisdiction over any such action or proceeding, the sole and exclusive forum for such action or proceeding shall be a federal court located within the State of Indiana, in each such case, unless a circuit or superior court of the State of Indiana (or federal court located within the State of Indiana, as applicable) has dismissed a prior action by the same plaintiff asserting the same claims because such court lacked personal jurisdiction over an indispensable party named as a defendant therein. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the corporation shall be deemed to have notice of and consented to the provisions of this Article 8. The existence of any prior Alternative Forum Consent shall not act as a waiver of the corporation’s ongoing consent right as set forth above in this Section A of Article 8 with respect to any current or future actions or claims.

Section B. Consent to Jurisdiction and Service. If any action the subject matter of which is within the scope of Section A of this Article 8 is filed in a court other than a court located within the State of Indiana (a “Foreign Action”) in the name of any shareholder, such shareholder shall be deemed to have consented to (a) the personal jurisdiction of the state and federal courts located within the State of Indiana in connection with any action brought in such court to enforce Section A of this Article 8 (an “FSC Enforcement Action”) and (b) having service of process made upon such shareholder in any such FSC Enforcement Action by service upon such shareholder’s counsel in the Foreign Action as agent for such shareholder.